Exhibit 99.1


                     [LETTERHEAD OF C&D TECHNOLOGIES, INC.]


Contacts:
Ian Harvie of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253


                              For Immediate Release

        C&D Technologies Announces Fourth Quarter and Full Year Results,
               Closure of Conyers, Georgia Manufacturing Plant and
                   Completion of Amendment to Credit Facility


BLUE BELL, PA -- April 16, 2007 -- C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, industrial and motive applications, today announced financial results for the fourth quarter and year ended January 31, 2007.

For the quarter, the Company reported a net loss of $12.1 million, or 47 cents per share on a diluted share basis, on revenues of $132.3 million. This compared to break-even results in the prior year's fourth quarter on revenues of $124.5 million. Results for the fourth quarter of fiscal 2007 included net restructuring and other special charges totaling $5.1 million, while results for the fourth quarter of fiscal 2006 included net restructuring and other special charges totaling $0.3 million.

For the year, the Company reported a net loss of $46.1 million, or $1.80 per diluted share, on revenues of $524.6 million. This compares to a net loss of $60.7 million, or $2.39 per share, on revenues of $497.4 million in fiscal 2006. Restructuring, impairment and other special charges totaled $26.4 million and $42.8 million in fiscal 2007 and fiscal 2006, respectively.

In commenting on the financial results for the year, Dr. Jeffrey A. Graves, President and CEO of the Company, said, "Fiscal 2007 was a tough year, but we took the hard actions necessary to remain competitive and establish the platform for our future success. We relentlessly addressed those factors within our control, aggressively pursuing cost savings initiatives in sourcing, manufacturing, design, and operations. As a result of these actions, we are well positioned to benefit as our markets continue to grow and as raw material prices return to historic levels."

"The continued escalation of lead and other raw material prices negatively impacted margins and operating income in our core Power Systems Division throughout fiscal 2007. We increased base prices twice during the fiscal year to partially recoup these additional costs, and we also implemented an industry-first lead surcharge mechanism. These efforts helped us to partially offset rising raw material prices and to generate a 8.6% increase in Power
System Division revenues on a year-over-year basis. Despite these actions, higher lead and other material costs, net of pricing actions, impacted operating profit by over $6 million during the year."

Dr. Graves continued, "Our turnaround efforts at the Power Electronics Division were also a major focus in 2007. During the year, we took decisive action to improve the division's manufacturing platform and reduce our cost base, including our move to new contract manufacturers and consolidation of our design and development activities. These initiatives began to drive improved cost performance in the fourth quarter and will reap further benefits in fiscal 2008 and beyond. Unfortunately, these improvements were masked by a softening in the end markets in the third and fourth quarters, and accompanying erosion of pricing with our Tier One customer base. Our previously announced initiative to pursue the possible divesture of this division is well underway."

Standby Power Division:

In the fourth quarter, the Standby Power Division posted total net sales of $74.3 million, and an operating loss of $3.0 million. Revenues were up 25.8% compared to last year's fourth quarter, and 8.0% on a sequential basis. Price increases accounted for approximately one-third of the quarterly year-over-year revenue increase, with higher sales volume from the telecommunications, utility and cable TV markets accounting for the balance. Restructuring and other special charges totaled $4.4 million for the quarter, principally severance related to the elimination of approximately 250 positions in our Chinese joint-venture, and certain costs associated with the closure and transition of manufacturing from the Company's Conyers, Georgia facility to our Leola, Pennsylvania facility.

In fiscal 2007, Standby Power's revenues were $279.1 million, an increase of 8.9% from fiscal 2006. Operating income was $3.8 million, compared to $12.6 million in the prior year. Restructuring and other special charges totaled $5.4 million for the year. In fiscal 2006, the positive benefit from a reduction in environmental remediation accruals fully offset special charges for severance and warranty costs, resulting in no impact from restructuring and other special charges for the year.

In commenting on the Standby Power Division results, Dr. Graves stated, "Despite mixed industry views of end market activity, we were extremely pleased with our top line achievement during the fourth quarter, with strong sales growth achieved on both the prior year and sequentially, as we benefited from recent business wins and the strength and diversification of our customer base. We also continued our drive for pricing recovery with implementation of a lead surcharge mechanism in early November, which began to impact results with shipments late in the year. Lead, however, continued to be unforgiving, rising from over 70 cents per pound on the LME in mid-November to over 90 cents per pound in recent days, and, as a result, our operating results were lower than expected. While there remains a time delay in pricing recovery of lead costs, we have reduced these lags through our surcharge mechanism, and look forward to continued levels of recovery as we move through the new year."

"For both the Standby Power and Motive Power businesses, we have previously indicated we believed we could eliminate $25 - $30 million of costs over the next two years through sourcing initiatives, manufacturing efficiency gains through Six Sigma and Lean, plant consolidation and design initiatives. With these programs now fully underway, we are excited by the progress we have made and opportunities we see. We are now confident of delivering on the high end of this range, and thereby, realizing over $15 million of these savings in year one, which is fiscal 2008. On this front our move to a new modern manufacturing facility in China was recently completed. Moreover, in conjunction with this move, we reduced the workforce by over two-thirds, providing us with a leaner organization that will operate with improved efficiencies to further enhance competitiveness.

Further to our cost reduction plans, today we announced that we are moving forward with consolidation of our North American facilities, with the closure of our plant in Conyers, Georgia and consolidation into our Leola, Pennsylvania plant. While a difficult decision, this consolidation will eliminate excess and underutilized manufacturing capacity in our operations. Annualized savings are estimated in the range of $2.5 million and the move will be completed during the second quarter of this year."

"As we look forward, we exit fiscal 2007 with a strong pipeline of new products and cost savings projects, combined with continued confidence in our top line performance. In the UPS market, data center construction and expansion from continued growth in the technology sector is expected to fuel market demand for at least the next two years. Telecom and Cable Television markets, in which we are well positioned with new contract wins from late last year, are expected to be robust, and our utility end-markets are showing signs of increased investment. With our industry-leading technology and strong customer relationships, we believe we are well positioned to benefit from this growth."

Motive Power Division:

In the fourth quarter, the Motive Power Division posted total net sales of $15.2 million, and an operating loss of $1.8 million. Revenues increased 5.4% year over year, and 4.7% on a sequential basis, driven by increased product selling prices. Operating results for the fourth quarter included a gain of approximately $0.4 million from the sale of the company's closed manufacturing location in Huguenot, New York.

For the year, Motive's revenues were $58.7 million, a 7.1% increase year over year. Operating loss was $10.3 million, up slightly from $9.9 million in the prior year. Fiscal 2007 results included restructuring expenses of $2.6 million, primarily related to the closure of the Huguenot facility. In fiscal 2006, other special charges, including non-cash impairment charges, totaled $2.1 million.

Dr. Graves stated, "Motive Power's results were generally stable in fiscal 2007, as price increases, the Huguenot closure, and the benefits of transition of manufacturing to our low-cost Reynosa facility balanced escalation of raw material costs and incremental warranty costs. We are gratified that the division's top line was stable through a year of transition. As our cost reduction efforts now gain traction, we look to improved performance of this Division in fiscal 2008."

Power Electronics Division:

In the fourth quarter, the Power Electronics Division posted total net sales of $42.7 million and an operating loss of $2.9 million. Revenues declined from $51 million in the prior year's fourth quarter and $47.3 million in the third quarter of fiscal 2007. The division recognized approximately $1.1 million of restructuring expenses during the quarter primarily related to the closure of its Portland design facility.

For the year, Power Electronics revenues and operating loss were $186.7 million and $22.0 million, respectively, compared to $186.3 million and $40.5 million, respectively, in fiscal 2006. Restructuring and other special charges totaled $18.4 million for the year and included $13.9 million for goodwill impairment, with the balance for manufacturing transition, facility closings, RoHS implementation and management severance. In 2006, restructuring and other special charges totaled $40.7 million, including $35.9 million of asset impairment charges.

Dr. Graves commented, "Under the direction of its new leadership team that was fully installed by the second quarter of last year, it was a year of heavy lifting for our Power Electronics Division as the task of integrating the previously acquired businesses was fully tackled. From a design standpoint, RoHS-compliant product designs were completed in time to meet the challenging European requirements that drove the industry. From a manufacturing standpoint, our difficult relationship with Celestica in contract manufacturing was exited and we successfully relocated all operations to our Asian contract manufacturing partners that combine the high quality performance needed for power products, with the low costs required for success. During the year, we also streamlined our North American design operations, closing our Portland, Oregon center and consolidating into centers in Toronto, Canada and Mansfield, Massachusetts. As is usual during times of rapid softening in the market, severe pricing pressures were encountered which impacted results for the third and particularly the fourth quarters. While significant cost reduction opportunities continue into the new year, the changes made over the last fiscal year, combined with our excellent product designs and customer base, well positions the business as the market looks to strengthening later in fiscal 2008."

Other:

The Company also announced today that it had executed a fourth amendment to its Credit Facility. The amendment enhances the company's borrowing capacity and resultant availability through changes and modification of previously excluded collateral. In addition, the amendment provides for a reduction in availability blocks, resetting fixed coverage ratio covenants and an increase in the permitted foreign indebtedness. Based upon these changes, the Company estimates that maximum availability, calculated under these new borrowing base provisions, would increase availability by approximately $20 million.

Dr. Graves commented, "We appreciate the support and confidence from Wachovia Capital Finance, our lead banker, in securing this amendment, which enhances our liquidity by providing us greater flexibility and resources to support execution of our cost reduction programs."

Conference call:

C&D management will host a conference call to discuss these financial results on April 16, 2007 at 10 a.m. Eastern Daylight Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 5353085. A telephone replay of the conference call will begin immediately following the call and will be available through April 30, 2007 at midnight Eastern Daylight Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 5353085. A webcast of the conference call will also be available at http://www.cdtechno.com.

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), motive (material handling), telecommunications, and uninterruptible power supply (UPS) as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. Through our Power Electronics Division, we manufacture and market custom, standard and modified-standard electronic power supply systems, including DC to DC converters, for large OEMs of telecommunications and networking equipment, as well as office and industrial equipment. The division also manufactures power conversion products sold into military and CATV applications as well as digital panel meters and data acquisition components. C&D Technologies' unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2007, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   January 31,
                    (Dollars in thousands, except par value)



                                                                2007         2006
===================================================================================
ASSETS
Current assets:
 Cash and cash equivalents                                   $  12,596    $  25,693
 Accounts receivable, less allowance for doubtful accounts
  of $1,869 in 2007 and $2,889 in 2006                          84,241       78,420
 Inventories                                                    88,229       83,803
 Deferred income taxes                                             134        3,430
 Prepaid taxes                                                   2,634        6,838
 Other current assets                                            7,082        8,892
-----------------------------------------------------------------------------------
  Total current assets                                         194,916      207,076

Property, plant and equipment, net                             100,815       91,041
Deferred income taxes                                              531          401
Intangible and other assets, net                                35,429       38,450
Goodwill                                                        68,520       81,451
-----------------------------------------------------------------------------------
   TOTAL ASSETS                                              $ 400,211    $ 418,419
===================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term debt                                             $   6,498    $   1,038
 Accounts Payable                                               54,215       50,199
 Book overdrafts                                                 2,310           71
 Accrued liabilities                                            21,910       23,440
 Other current liabilities                                      32,010       35,578
-----------------------------------------------------------------------------------
   Total current liabilities                                   116,943      110,326

Deferred income taxes                                            9,155       11,660
Long-term debt                                                 147,925      133,067
Other liabilities                                               34,750       24,051
-----------------------------------------------------------------------------------
   Total liabilities                                           308,773      279,104
-----------------------------------------------------------------------------------

Commitments and contingencies

Minority interest                                                7,548        8,498

Stockholders' equity:
 Common stock, $.01 par value, 75,000,000
  shares authorized; 29,040,960 and 28,828,428
  shares issued in 2007 and 2006, respectively                     290          288
 Additional paid-in capital                                     74,188       72,599
 Treasury stock, at cost, 3,391,536 and
  3,380,102 shares in 2007 and 2006, respectively              (47,110)     (47,094)
 Accumulated other comprehensive loss                          (13,952)     (11,876)
 Retained earnings                                              70,474      116,900
-----------------------------------------------------------------------------------
  Total stockholders' equity                                    83,890      130,817
-----------------------------------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 400,211    $ 418,419
===================================================================================

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                 Three months ended
                                                January 31, (unaudited)   Year ended January 31,
                                                   2007         2006         2007         2006
================================================================================================
NET SALES                                       $ 132,276    $ 124,544    $ 524,580    $ 497,407
------------------------------------------------------------------------------------------------
COST OF SALES                                     119,031      104,623      450,995      414,499
------------------------------------------------------------------------------------------------
GROSS PROFIT                                       13,245       19,921       73,585       82,908

OPERATING EXPENSES:
 Selling, general and administrative expenses      15,286       15,206       60,907       61,812
 Research and development expenses                  5,718        6,275       27,302       25,128
 Identifiable intangible asset impairment              --           --           --       20,045
 Goodwill impairment                                   --           --       13,947       13,674
------------------------------------------------------------------------------------------------
OPERATING LOSS                                     (7,759)      (1,560)     (28,571)     (37,751)
------------------------------------------------------------------------------------------------
Interest expense, net                               3,781        3,606       13,437       10,487
Other expense (income), net                           376          (54)       1,245          (21)
------------------------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST    (11,916)      (5,112)     (43,253)     (48,217)
------------------------------------------------------------------------------------------------
Provision (benefit) for income taxes                1,094       (5,344)       4,094       12,362
------------------------------------------------------------------------------------------------
(LOSS) INCOME BEFORE MINORITY INTEREST            (13,010)         232      (47,347)     (60,579)
------------------------------------------------------------------------------------------------
Minority interest                                    (902)         252       (1,273)          83
------------------------------------------------------------------------------------------------
  NET LOSS                                      $ (12,108)   $     (20)   $ (46,074)   $ (60,662)
------------------------------------------------------------------------------------------------
Net loss per common share - basic and diluted   $   (0.47)   $      --    $   (1.80)   $   (2.39)
================================================================================================

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         for the years ended January 31,
                             (Dollars in thousands)

                                                                                  2007         2006*
=====================================================================================================
Cash flows from operating activities:
  Net loss                                                                     $ (46,074)   $ (60,662)
  Adjustments to reconcile net loss to net cash (used in) provided by by operating activities:
  Minority interest                                                               (1,273)          83
  Stock option issued                                                                225           --
  Depreciation and amortization                                                   18,337       21,843
  Amortization of debt acquisition costs                                           2,207        1,779
  Impairment of fixed assets                                                         985        4,802
  Impairment of goodwill                                                          13,947       13,674
  Impairment of identifiable intangible assets                                        --       20,045
  Deferred income taxes                                                            1,212       10,649
  (Gain) loss on disposal of assets                                                 (365)         234
  Annual retainer to Board of Directors paid by the issuance of common stock         224          198
  Changes in assets and liabilities:
    Accounts receivable                                                           (4,656)      (5,092)
    Inventories                                                                   (3,575)      (6,765)
    Other current assets                                                            (519)         290
    Accounts payable                                                               3,881       15,467
    Accrued liabilities                                                           (2,956)         (39)
    Income taxes payable                                                           4,348         (958)
    Other current liabilities                                                     (1,347)       4,848
    Other liabilities                                                              4,857       (2,721)
    Other long-term assets                                                           (68)       1,624
    Other, net                                                                    (1,027)       1,519
-----------------------------------------------------------------------------------------------------
       Net cash (used in) provided by operating activities                       (11,637)      20,818
-----------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Acquisition of property, plant and equipment                                   (25,385)      (8,773)
  Proceeds from disposal of property, plant and equipment                          1,725           73
-----------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                        (23,660)      (8,700)
-----------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of debt                                                              (51,042)    (131,079)
  Proceeds from new borrowings                                                    72,480      133,142
  Increase (decrease) in book overdrafts                                           2,239       (8,603)
  Financing cost of long term debt                                                (3,326)      (6,130)
  Proceeds from issuance of common stock, net                                      1,210          584
  Purchase of treasury stock                                                        (122)        (163)
  Common stock dividends paid                                                       (352)      (1,399)
-----------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                           21,087      (13,648)
-----------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                       1,113          368
-----------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                            (13,097)      (1,162)
Cash and cash equivalents, beginning of fiscal year                               25,693       26,855
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of fiscal year                                  $  12,596    $  25,693
=====================================================================================================

*Reclassified for comparative purposes